Exhibit 10.5

     EMPLOYMENT AGREEMENT made as of the 15th day of February, 1996 by and between LANCIT MEDIA PRODUCTIONS, LTD. with offices at 601 West 50th Street, New York, New York 10019 (hereinafter "Employer") and NOEL RESNICK, residing at 10335-1/2 Wilshire Blvd., Los Angeles, California 90024 (hereinafter "Employee").

     WHEREAS, the parties desire to set forth the terms and conditions of employment of Employee by Employer.

     NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

     1. Term: Employer hereby employs Employee as Senior Vice President Development for a period of two (2) years commencing on February 16, 1996 ("Initial Term").

     2. Services: (a) Employee shall be responsible for Employer's development of quality children's and family entertainment television, film and other media projects and allied activities consistent with Employer's primary mission to deliver quality content and quality production values, and expanding Employer's presence into mainstream children and family programming venues.

          (b) Employee will perform her services within a mutually agreed annual budget, it being understood that if Employer and Employee cannot agree on such budget, Employer's decision regarding such budget shall be final. Employee agrees to devote her full working time and efforts to the business and affairs of Employer and to all of its subsidiaries and affiliates, if any (hereinafter collectively referred to as the "Corporate Group"), and hold such additional offices in components of the Corporate Group to which she shall accept, such acceptance not to be unreasonably withheld and to which from time to times she may be elected or appointed, provided that they are of the same general character and of at least the same degree of responsibility as the offices in Employer which she shall hold at the time of the execution of this Agreement. Employer agrees that Employee will be a named insured under Employer's Director & Officer liability insurance policy, as the same may be modified from time to time, a copy of the Certificate of Insurance naming Employee is annexed hereto as Exhibit A. Employer will not be asked to be an officer or director of any component of the Corporate Group not covered by such policy.

          (c) Employee shall have a private, enclosed office and will share a secretary/assistant employed by Employer with one other employee of Employer and will have a reserved parking space at the Employer's office. Employee's primary place of employment will be at Employer's office in Los Angeles, California. Employer and Employee will mutually agree on the times when

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               Employee  shall  render her  services in New York City,  it being understood that if Employer and Employee cannot agree on such times, Employer's decision shall be final. Employer acknowledges that the current expectation is that Employee will be in New York City, on average, for no more than one (1) week per month. Employer agrees to discuss any such change in such expectation with Employee, and in no event shall Employer require Employee to relocate her primary residence outside of the Los Angeles, California metropolitan area.

          (d) Nothing contained in this Agreement shall be construed to prevent Employee from managing her private investments in any business, except that Employee will be permitted to own not more than two (2%) percent of the issued and outstanding stock or other securities of a competitive company. Employee shall, in the performance of her duties, be at all times subject to the direction and supervision of Employer, and shall report directly to the Chief Executive Officer of Employer.

          (e) Notwithstanding the provisions of subparagraph 2(a), Employer acknowledges that Employee currently has and will continue to have an interest in the projects described in Exhibit B annexed hereto (hereinafter "Outside Projects"). Employee will be permitted to continue to be involved in the Outside Projects upon the following conditions:

               (i) Employee's involvement in such activities shall not interfere with the performance of Employee's duties hereunder, as determined in Employer's sole reasonable discretion;

               (ii) Employee shall not engage in line producing or other similar activities which require anything other than supervisory involvement during the term of this agreement; and

               (iii)Employee  agrees  that  she  will  use her  reasonable  best efforts to attach Employer to each Outside Project as a producer providing services to the entity controlling such Outside Project, but Employee shall not be required to attach Employer to any Outside Project as a condition of her employment. "Reasonable best efforts" shall include, at a minimum, good faith efforts to arrange a meeting with representatives of the entity controlling each Outside Project. Employer acknowledges that the timing of Employee's efforts to attach Employer to the Outside Projects depends on events outside the control of Employee, but Employee agrees to commence such efforts at the earliest practicable time.

          (f)  Subject to all of the  provisions  of this  Agreement  including,
               without   limitation,    subparagraph   2(b)   hereof,   Employer
               acknowledges that Employee shall be entitled to render non-

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               exclusive  services  in  connection  with  Outside  Projects  and projects produced by Employee prior to the date hereof and to receive contractual passive producer fees for such projects. Notwithstanding the foregoing, if Employer is attached to any Outside Project and, as a result of such attachment, Employee's and Employer's respective fees are paid as a single fee, Employer and Employee will negotiate in good faith regarding how such fee should be allocated between Employee and Employer.

          (g) In connection with productions acquired, developed or set up by Employee hereunder, Employee shall be entitled to receive credit as Executive Producer for supervisory producing services rendered by Employee. In connection with productions acquired, developed or set up by Employee hereunder with respect to which Employee which does not render day to day supervisory production services, Employee will receive a producing credit, the exact form of which shall fairly reflect Employee's services and be negotiated in good faith by Employer and Employee. For purposes of this Agreement, a production will have been "set up" by Employee if, due to the efforts of Employee, the production has been placed in active development with a third party financier(s) who has agreed to provide at least 50% of the budget (exclusive of development costs) for the production. Employer will accord Employee its executive producer or other producer credit on the same card and wherever and whenever the other like producers of such production receive credit, subject to approval of the distributor of such production. Employer agrees to use best efforts to obtain such approval, but Employee acknowledges that best efforts shall not require Employer to make such approval a condition of such distributor's participation in the project. An inadvertent failure by Employer to grant Employee such credit shall not be a breach of this Agreement, although Employer shall, upon receipt of written notice of such failure from Employee, use reasonable efforts to cure such failure on a prospective basis. It is acknowledged and agreed that if Employee has rendered such services in connection with a production during the term of this Agreement, such credit shall be accorded regardless of whether or not Employee is an employee of Employer at the time the production is actually produced.

     3.   Compensation:

          (a) As compensation for services rendered to the Corporate Group during the term of this Agreement, Employee shall be paid compensation at the annual base rate (the "Base Salary") of $125,000 per year during the first year of this Agreement. The Base Salary during the second year of this Agreement shall be not less than $130,000 per year, but may also be raised based on Employee's performance and in amounts as may be determined by her supervisor and approved in accordance with company policies. The Base Salary shall be payable in accordance with Employer's then

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               applicable payroll practice.

          (b) Employer has adopted an Incentive Bonus Plan whereby executive officers of Employer as a group shall receive a bonus of five (5%) percent of pre-tax income of Employer, as set forth in Employer's audited financial statements provided that: (i)
               Employer's pre-tax income in any given fiscal year is at least $250,000; (ii) in such fiscal year, Employer's net income per share is at least $.05 per share (adjusted for stock splits and stock dividends); and (iii) the net income in such fiscal year exceeds the net income in the immediately preceding fiscal year. The amount of any bonus to be paid to Employee which may be available for distribution pursuant to such Incentive Bonus Plan, in any year of this Agreement, shall be determined by Employer. Employee shall be eligible to participate in such Incentive Bonus Plan starting with the fiscal year which commences on July 1, 1996, and if the term of Employee's employment terminates prior to the close of Employer's fiscal year, Employee shall be eligible to participate in a pro-rata portion of any bonus payable as of the close of such fiscal year.

          (c) (i) Subject to the terms of this Agreement, Employer's 1990 Stock Option Plan (as it may be amended from time to time) and any applicable I.R.S. regulations, Employee was granted an option to purchase 45,000 shares of Employer's Common Stock (the "Signing Options") effective as of February 16, 1996 (the "Effective Date"). The Signing Options vested and become exercisable in accordance with the provisions below. The Signing Options were granted pursuant to Employer's 1990 Stock Option Plan. Options with respect to 15,000 shares of the Signing Options become exercisable as of the Effective Date. Options with respect to an additional 15,000 shares of the Signing Options become exercisable as of February 16, 1997. Options with respect to the final 15,000 shares of the Signing Options become exercisable as of February 15, 1998. All such Signing Options are exercisable at an exercise price per share equal to $10.3125 per share, which was the average of the closing bid and asked quotations for a share of Employer's Common Stock on the Effective Date.

               (ii) Subject to the terms of this Agreement, Employer's 1990 Stock Option Plan and any applicable I.R.S. regulations, Employee was also granted an additional option to purchase 21,000 shares of Employer's Common Stock (the "Bonus Options") effective as of Effective Date. The Bonus Options vest and become exercisable in accordance with the provisions below. The Bonus Options were granted pursuant to Employer's 1990 Stock Option Plan. Options with respect to 7,000 shares of the Bonus Options become exercisable on the earlier of (A) the date that aggregate gross revenues received by Employer, directly attributable to projects acquired, developed or set up by

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               Employee on behalf of Employer,  equal  $2,000,000 or (B) January
               17, 2006. Options with respect to an additional 7,000 shares of the Bonus Options become exercisable on the earlier of (A) the date that aggregate gross revenues received by Employer, directly attributable to projects acquired, developed or set up by Employee on behalf of Employer, equal $4,000,000 or (B) February 9, 2006. Options with respect to the final 7,000 shares of the Bonus Options become exercisable on the earlier of (A) the date that aggregate gross revenues received by Employer, directly attributable to projects acquired, developed or set up by Employee on behalf of Employer, equal $6,000,000 or (B) February 9, 2006. All such Bonus Options are exercisable at an exercise price per share equal to $10.3125 per share, which was the average of the closing bid and the closing asked per share price of Employer's Common Stock on the Effective Date. For the
               purposes  of  this   subparagraph   3(c)(ii),   "aggregate  gross
               revenues" shall be defined as all forms of compensation received by or credited to Employer in respect of development and/or production costs, including, without limitation, license fees, producer fees, contingent compensation (when and if actually received) and the cash value of "in kind" materials, products or services and barter received.

               (iii) The terms of the Signing Options and the Bonus Options are governed by Employer's 1990 Stock Option Plan and Employee's Stock Option Agreement (including the provisions regarding the effect of Employer's liquidation, merger and consolidation), copies of which have been delivered to Employee prior to the execution hereof.

               (iv) Employee acknowledges and agrees that, as a corporate officer of Employer, she may be deemed a "Named Executive Individual" and is an insider, for the purposes of SEC filings and reporting and securities laws. Employee agrees to comply with all applicable securities laws including, without limitation, timely filing of Form 3, "Initial Statement of Beneficial Ownership of Securities." Employer acknowledges that Employee has filed Form 3 in a timely fashion.

     4. Termination: (a) In addition to any other rights and remedies provided by law or this agreement, Employer may terminate Employee's employment hereunder upon written notice for "cause". For purposes of this paragraph, "cause" shall include: (i) commission of any act of material fraud or gross negligence by Employee in the course of her employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of Employer; (ii) willful and material misrepresentation at any time during the term hereof by Employer to any officer of Employer; (iii) failure, refusal or neglect by Employee to comply with a reasonable instruction of the Chief Executive Officer of Employer; (iv) engagement by

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          Employee  in any  act,  whether  with  respect  to her  employment  or otherwise, which is in violation of the criminal laws of the United States or any state thereof or any similar foreign law to which Employee may be subject involving acts of moral turpitude; or (v) death or disability of Employee. Employee shall be deemed disabled if she shall be unable by reason of mental or physical incapacity from performing her duties hereunder for a period of 90 consecutive days or an aggregate of 120 days in any consecutive six-month period. In case of each provision above, when a cure is possible, Employee shall be given notice, details of the grounds for termination and a reasonable opportunity to cure, provided that the foregoing opportunity to cure shall not be available with respect to conduct which has been the subject of a previous notice and opportunity to cure. If Employee's employment shall be terminated pursuant to this subparagraph 4(a), Employee shall be entitled to receive only the base salary actually earned and payable to Employee pursuant to subparagraph 3(a) above through the date of the termination of her employment and any properly reimbursable expenses and other accrued employee benefits through the date of termination. Options which are vested as of the date of such termination may only be exercised by Employee during the ninety (90) day period (one (1) year if termination is due to death or disability) following such date and unexercised vested options shall expire on the last day of such period. Options granted pursuant to subparagraph 3(c)
          which  are  not   vested  as  of  the  date  of   termination   shall,
          notwithstanding termination pursuant to this subparagraph 4(a), vest as provided in subparagraph 3(c), subject to the further condition that the options may only be exercised by Employee during the ninety
          (90) day period (one (1) year if termination is due to death or disability) following vesting, and any unexercised options remaining after such period shall expire on the last day of such period. Employee shall not thereafter be entitled to receive any further salary, expenses, benefits (other than medical or disability benefits if applicable) or other compensation of any kind hereunder. Any bonus which has been earned, but not paid, shall be paid at the time it would otherwise be payable.

          (b) If Employer shall terminate Employee's employment other than for "cause", as provided in subparagraph 4(a) above:

               (i) Employee shall be entitled to receive, as damages, and as her sole and exclusive right and remedy on account of such termination, the base salary to which Employee would otherwise have been entitled hereunder throughout the remaining term hereof together with any properly reimbursable business expenses and other employee benefits to the date of termination. Amounts payable by Employer under this subparagraph 4(b)(i) shall be payable when and as the same would otherwise have been payable under the terms hereof and shall not be subject

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                    to any duty to mitigate damages by using reasonable  efforts to seek other comparable employment; however, compensation (in whatever form) earned by Employee on account of other employment during the unexpired term of this Agreement shall be applied in reduction of Employer's obligations hereunder. Employee shall not thereafter be entitled to receive any further salary, expenses, benefits (other than medical or disability benefits, if applicable) or other compensation hereunder, except that Employee shall be eligible to receive a pro-rata share of any bonus due hereunder for the fiscal year in which Employee is terminated under this subparagraph 4(b)(i). In the event of termination pursuant to this subparagraph 4(b)(i), Employee shall not be entitled to any damages by reason of such termination other than as set forth in this subparagraph 4(b)(i).

               (ii) With respect to the options granted pursuant to subparagraph
                    3(c) which are not vested as of the date of termination, such options shall vest as provided in subparagraph 3(c), subject to the further condition that the options may be exercised by Employee during the ninety (90) day period following vesting, and any unexercised options remaining after such period shall expire on the last day of such period.

          (c) Employee may not terminate this Agreement, except in the event of a material breach of this Agreement by Employer.

     5. Expenses: Employer shall reimburse Employee for all reasonable expenses of business travel (including car service to and from airports), hotel, business-related car telephone, entertainment or otherwise incurred by Employee in connection with and on behalf of the business of Employer upon presentation of receipt, voucher or itemization of expenses in accordance with Employer's then applicable expense reimbursement policies and procedures for senior executives. Air travel and hotel expenses shall be reimbursed at rates comparable to those reimbursed for Employer's other senior management executives. In addition, and in lieu of the gas/mileage reimbursement which would normally be payable to Employee in connection Employee's use of her car for Employer's business, Employer shall pay Employee a $600 monthly non-accountable car allowance. Employee acknowledges and agrees that such car allowance payments shall be reported to the Internal Revenue Service as part of Employee's gross compensation.

     6. Disability: If Employee is unable to perform her duties hereunder by reason of any illness, disability or incapacity, as determined by Employer, she shall be entitled to one hundred (100%) percent of her Base Salary for the first ninety (90) days of her disability, and fifty (50%) percent of those amounts for the next ninety (90) days, unless she is terminated for disability pursuant to subparagraph 4(a), less

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          such benefits or compensation  payable to Employee by reason of State,
          Federal,  Social  Security,   disability,   worker's  compensation  or
          comparable   government  benefits  and  such  policies  of  disability
          insurance   procured  by  Employer.   Notwithstanding   the  foregoing
          sentence, if Employer agrees that Employee is unable to perform her duties hereunder by reason of any illness, disability or incapacity, as determined by Employer in its sole reasonable discretion, she shall be entitled to terminate this Agreement at any time during the one hundred eighty (180) day period described above. The foregoing periods of disability during which compensation shall be paid constitute aggregate periods during the full term of this Agreement.

     7. Employee Benefits: Employee shall be entitled to participate, to the extent she is eligible under the terms and conditions thereof, in any bonus, pension, profit-sharing, retirement, hospitalization, insurance, medical service, or other employee benefit plan including disability insurance generally available to the senior executives of Employer which may be in effect from time to time during the period of her employment hereunder. Employer shall be under no obligation to continue the existence of any such employee benefit plan. Employee shall be entitled to two (2) weeks vacation time (exclusive of any company-wide holidays or vacations).

     8.   Disclosure  of  Confidential  Information:   Employee  recognizes  and
          acknowledges that certain information is proprietary to and confidential with Employer and/or the Corporate Group, including without limitation the following: Employer's and the Corporate Group's strategic and/or business plan, pending projects, projects in development, acquisition targets at both the individual project and corporate level, co- production arrangements, joint ventures, funding sources, distribution arrangements, the contacts at such entities and the financial terms of such agreements with Employer and/or the Corporate Group (collectively, "Confidential Information"). Confidential Information shall not include information (a) already lawfully known to the receiving party, (b) generally known to the public, or (c) lawfully obtained from any third party without any confidentiality obligation. Employee will not directly or indirectly, on behalf of herself or others, during or at any time after the termination of her providing services hereunder, irrespective of time, manner or reason for termination, disclose, publish, disseminate or utilize such Confidential Information, or any part thereof except in furtherance of the business of Employer or another member of the Corporate Group. Employee will not remove or duplicate in any manner at any time any lists or other records, or any parts thereof, concerning Employer's Confidential Information and upon termination of her employment will return to Employer any and all lists and records concerning Employer's Confidential Information thereof in her possession.

     9. Interference with Employer's Business: (a) Employee agrees that during the Non-Solicitation Period (defined below), neither Employee nor any Related Person (defined below) shall knowingly, either directly or indirectly, for herself or for any other person or entity, (i) call upon, solicit or take away, or attempt to call upon, solicit or take away, any person then employed by Employer or the Corporate Group or
          (ii) knowingly employ any employee of Employer or the Corporate Group who voluntarily terminates such employment until six (6) months have passed following termination of such employment, unless such condition is waived by Employer in writing. "Non-Solicitation Period" shall mean the period from the date hereof until one (1) year after the termination of this agreement. "Related Person" shall mean any person or entity who or which, directly or indirectly, is controlled by Employee or any person who is a member of Employee's family.

          (b) Employee agrees that during the term of her employment with Employer and for the two (2) years following termination of such employment, neither Employee nor any Related Person shall knowingly, either directly or indirectly, for herself or for any other person or entity, enter into any agreement, or assist any other person or entity in entering into any agreement or other arrangement regarding any of the projects introduced to Employer or the Corporate Group during the term of Employee's employment, without Employer's prior written consent, such consent not to be unreasonably withheld. Employer agrees that the restriction of this subparagraph 9(b) shall not apply to (i) any project which was the subject of a written agreement between Employer and a third party, the term of which has ended, and which is not then the subject of a negotiation for an extended or new term or
          (ii) projects which were rejected by Employer during the term of this Agreement. Notwithstanding the foregoing, projects shall only qualify as having been "rejected by Employer during the term of this Agreement" if Employee, within thirty (30) days following the end of the term of this Agreement, provides Employer with a written notice identifying such projects, and Employer acknowledges in writing that such projects have been rejected. Employer agrees not to withhold its acknowledgement unreasonably. At the end of the term of this Employee's right to enter into an agreement or other arrangement regarding projects described by the subparagraph 9(b)(i) shall be subject to Employee's obligation to send Employer notice of Employee's intention to do so, and Employer's failure to commence negotiations for such project, within five (5) business days after receipt of such notice.

     10. Severability: In the event any of the terms or provisions of this Agreement are found to be invalid, void or

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          voidable  for any reason  whatsoever  such finding will not affect the remaining terms and provisions of this Agreement and they shall remain in full force and effect.

     11. Governing Law: This Agreement shall be governed in all respects by the laws of the State of New York.

     12. Notices: Any notice required or given under this Agreement shall be sufficient if in writing and sent by registered mail or certified mail to the addresses hereinabove set forth or to such other addresses as any of the parties hereto may designate in writing, transmitted by registered or certified mail to the other. Duplicate copies of any notices to Employer shall also be sent to Rubin, Bailin, Ortoli, Mayer, Baker & Fry, LLP, 405 Park Avenue, 15th Floor, New York, New York 10022, Attention: Marc L. Bailin, Esq. Duplicate copies of any notices to Employee shall also be sent to Robert M. Lange, Esq. at Kleinberg Lopez Lange Brisbin & Cuddy, 1880 Century Park East, Suite 1150, Los Angeles, California 90067.

     13. Entire Agreement: This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No modification or amendment of this Agreement can be made other than in writing signed by the parties hereto.

     14. Injunctive Relief: Employee acknowledges that the services to be rendered by her hereunder are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement, including, without limitation the material provisions of Paragraphs 8 and 9, will cause Employer immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee agrees that Employer shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. Nothing herein shall be construed to prohibit Employer from pursuing any other legal or equitable remedies available to it for such breach, including the recovery of damages form Employee.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                               LANCIT MEDIA PRODUCTIONS, LTD.


                                              BY: /s/CECILY TRUETT


                                                 /s/NOEL RESNICK
                                                 ------------------------------
                                                  Noel Resnick, Employee

                                    EXHIBIT A

                      Director and Officer Liability Policy
                            Certificate of Insurance

                                    EXHIBIT B

                                Outside Projects

         1.       "Nutcracker"

         2.       "Canterville Ghost"

         3.       "Not Quite Human"